Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM F-4

(Form Type)

Caravelle International Group

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Ordinary Shares, par value $0.0001 per share(2)(3)	457(f)(1)	7,495,000	$10.08	(4)	$75,549,600		0.0000927	$7,003.45
	Equity	Ordinary Shares, par value $0.0001 per share(3)(5)	457(f)(2)	85,000,000	-		$9,414,750	(6)	0.0000927	$872.75
	Equity	Ordinary Shares to be issued to Rightsholders, par value $0.0001 per share(3)(8)	457(f)(1)	605,750	$10.08	(4)	$6,105,960		0.0000927	$566.02
	Other	Unit Purchase Option	Other	1	$100		$100		0.0000927	$0.01
	Equity	Ordinary Shares included in Units underlying Unit Purchase Option, par value $0.0001 per share(3)(9)	457(f)(1)	158,125	$11.50		$1,818,438		0.0000927	$168.57
	Equity	Ordinary Shares issuable in respect of Rights included in Units underlying Unit Purchase Option, par value $0.0001 per share(3)(9)	457(g)(1)	15,812	$10.08	(4)	$159,385		0.0000927	$14.77
			Total Offering Amounts				$93,048,233		0.0000927	$8,625.57
Fees Previously Paid			Total Fees Previously Paid							$0
			Net Fee Due							$8,625.57

(1)	All securities being registered will be issued by Caravelle International Group, a Cayman Islands exempted company (“PubCo”). In connection with the business combination described in this registration statement and the enclosed prospectus (the “Business Combination”), among other things, (i) Pacifico International Group, a Cayman Islands exempted company and a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”) will merge with Caravelle Group Co. Ltd, a Cayman Islands exempted company (“Caravelle”), with Caravelle surviving such merger as a direct wholly-owned subsidiary of PubCo (the “Initial Merger”); (ii) in the context of such Initial Merger, all ordinary shares of Caravelle (the “Caravelle Ordinary Shares”) outstanding immediately prior to the Initial Merger shall be exchanged for 50,000,000 ordinary shares of PubCo (the “PubCo Ordinary Shares”); (iii) Pacifico Merger Sub 2 Inc., a Delaware corporation (“Merger Sub 2”), will merge with and into Pacifico Acquisition Corp. (“Pacifico”), with Pacifico surviving the SPAC Merger as a direct wholly-owned subsidiary of PubCo (the “SPAC Merger,” and together with the Initial Merger, the “Mergers”); and (iv) all of the outstanding rights of Pacifico (“Pacifico Rights”), with one right entitling the holder thereof to receive one-tenth (1/10) of one share of Pacifico Common Stock, will be contributed in exchange for one (1) PubCo Ordinary Share, cancelled and cease to exist.

(2)	Represents 7,495,000 PubCo Ordinary Shares issuable in exchange for all outstanding shares of Pacifico Common Stock in connection with the SPAC Merger on a one-for-one basis, including (i) 5,750,000 PubCo Ordinary Shares issuable in exchange for shares of Pacifico Common Stock owned by Pacifico’s public stockholders; (ii) 1,437,500 PubCo Ordinary Shares issuable in exchange for shares of Pacifico Common Stock owned by Pacifico’s founders; (iii) 250,000 PubCo Ordinary Shares issuable in exchange for shares of Pacifico Common Stock owned by Pacifico’s sponsor; and (iv) 57,500 PubCo Ordinary Shares issuable in exchange for shares of Pacifico Common Stock owned by Chardan Capital Markets LLC.

(3)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices of the Pacifico Common Stock on the Nasdaq Capital Market as of September 16, 2022, within 5 business days prior to the date of filing of this registration statement.

(5)	Represents (i) 50,000,000 PubCo Ordinary Shares issuable in exchange of 500,000 ordinary shares of Caravelle owned by its shareholders in connection with the Mergers; and (ii) 35,000,000 PubCo Ordinary Shares representing the maximum potential number of earnout shares issuable to Caravelle shareholders pursuant to certain triggers described in the proxy statement/prospectus.

(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act. Caravelle is a private company, no market exists for its securities, and it does not have an accumulated deficit. Therefore, the proposed maximum aggregate offering price is latest book value of the securities expected to be exchanged in the Business Combination.

(7)	Pacifico Rights will automatically convert into PubCo Ordinary Shares upon consummation of the Business Combination as described in the prospectus included herein.

(8)	Represents (i) 575,000 PubCo Ordinary Shares in exchange for the cancellation of 5,750,000 Pacifico Rights held by Pacifico’s public rightsholders; (ii) 25,000 PubCo Ordinary Shares in exchange for the cancellation of 250,000 Pacifico Rights held by Pacifico’s sponsor; and (iii) 5,750 PubCo Ordinary Shares in exchange for the cancellation of 57,500 Pacifico Rights held by Chardan Capital Markets LLC.

(9)	Each unit purchase option of Pacifico (the “Pacifico UPO”) will automatically be cancelled and cease to exist in exchange for one (1) unit purchase option of PubCo (the “PubCo UPO”), each unit consisting of one PubCo Ordinary Share and one (1) right to receive one-tenth (1/10) of a PubCo Ordinary Share. The PubCo UPO will be exercisable at any time, in whole or in part, between the close of the Business Combination and fifth anniversary of the date of the Business Combination at a price per unit equal to $11.50 (or 115% of the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day immediately prior to consummation of the Business Combination).